Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON
PRESIDENT
(515) 232-6251

May 15, 2026

AMES NATIONAL CORPORATION DECLARED CASH DIVIDEND

AMES, IOWA – On May 13, 2026, Ames National Corporation (the “Company”) declared a cash dividend of $0.24 per common share. The dividend is payable June 15, 2026, to shareholders of record at the close of business on June 1, 2026.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Iowa State Savings Bank, Creston, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust Co., Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.